EXHIBIT 99.1

Harsco Corporation Declares Two-For-One Stock Split

HARRISBURG, Pa., Jan. 23, 2007 (PRIME NEWSWIRE) -- The Board of Directors of Harsco Corporation (NYSE:HSC) today approved a two-for-one split of the Company's common stock.

One additional share will be issued on March 26, 2007 for each share of Harsco common stock held by stockholders of record as of the close of business on February 28, 2007. The stock split will be executed as a book-entry posting by the Company's transfer agent, Mellon Investor Services LLC, which allows stockholders to own the additional shares without the issuance of new stock certificates. Trading will begin on a split-adjusted basis on March 27, 2007.

"The Board's action today reaffirms their confidence in Harsco's prospects for continued growth and long-term stockholder value creation," said Derek C. Hathaway, Chairman and CEO. "We believe this action will make Harsco shares even more attractive to a broader range of the investment market."

Consistent with the Company's long-held tradition for serving the interests of its stockholders, the stock split follows soon behind the Board's action this past November which increased Harsco's regular cash dividend rate for the 13th consecutive year, up nine percent to an annualized rate of $1.42 per share (pre-split). The upcoming cash dividend payout on February 15, 2007 will mark the 227th consecutive quarterly cash dividend paid to Harsco stockholders at the same or increased rate.

Harsco Corporation is a diversified, worldwide company providing market-leading industrial services and products to major industries across the globe, including construction, energy, railroads and steel. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717-730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717-975-5677
            etruett@harsco.com
          www.harsco.com